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                                                                     Exhibit 4.4

                     THIRD AMENDMENT TO RIGHTS AGREEMENT

                  This Third Amendment dated November 21, 2000 (this "THIRD AMENDMENT") to the Rights Agreement dated as of June 11, 1986, as first amended on August 21, 1990 and second amended on May 31, 1996 (the "RIGHTS AGREEMENT") between Kellwood Company, a Delaware corporation (the "COMPANY") and American Stock Transfer & Trust Company, Inc., a trust company organized under the laws of the State of New York (the "RIGHTS AGENT").

                  A. Acting pursuant to Section 26 of the Rights Agreement, and in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree that the Rights Agreement shall be and hereby is amended as hereinafter set forth.

                  1.  Section 1(i) is hereby amended and restated as follows:

                           (i) "Super Majority" shall mean, with respect to
                  decisions of the Board of Directors of the Company, a number equal to the number of directors in the largest class of directors, plus one. If the Company shall ever consolidate its Board of Directors into a single class, then Super Majority shall mean a number equal to the lowest number of directors that constitutes greater than or equal to 70% of the Whole Board. By way of example, if the Board of Directors of the Company includes two classes of directors, with six directors in one class and four directors in the other class, a Super Majority would be seven directors. If the Board of Directors consists of a single class of 10 directors, a Super Majority would by seven directors.

                  2.  Section 7(e) is amended to read as follows:

                           (e) Notwithstanding anything in this Agreement to
                  the contrary, upon the earliest to occur of: (i) the date the Company elects to exchange the Rights pursuant to
                  Section 11(c); (ii) a Triggering Event; or (iii) the Stock Acquisition Date, any unexercised Rights that are or were at any time on or after the earlier to occur of (x) the Distribution Date or (y) the Stock Acquisition Date beneficially owned by an Acquiring Person or owned by any Person who subsequently becomes an Acquiring Person shall immediately become permanently null and void without any further action, and any holder of those Rights shall thereupon have no right to exercise the Rights under any provision of this Agreement.

                  3.  Section 11(b) is amended to read as follows:

                           (b) In the event that there shall not be
                  sufficient issued but not outstanding and authorized but unissued shares of Common Stock to

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                                                                   Exhibit 4.4

                  permit the exercise in full of the Rights in accordance with the foregoing subparagraph (a), the Company shall take all such action as may be necessary to authorize additional shares of Common Stock for issuance upon exercise of the rights; provided, however, if the Company is unable to cause the authorization of a sufficient number of additional shares of Common Stock, then, in the event the Rights become so exercisable, the Company, with respect to each Right and to the extent necessary and permitted by applicable law and any agreements or instruments in effect on the date hereof to which it is a party shall, upon the exercise of such Rights, (i) pay an amount in cash equal to the excess of (A) the product of (1) the number of Adjustment Shares, multiplied by (2) the Current Market Price of the Common Stock (such product being herein referred to as the "Current Value"), over (B) the Purchase Price, in lieu of issuing shares of Common Stock and requiring payment therefor, or (ii) issue debt or equity securities, or a combination thereof, having a value equal to the Current Value, where the value of such securities shall be determined by a nationally recognized investment banking firm selected by the Board of Directors of the Company, and require the payment of the Purchase Price, or (iii) deliver any combination of cash, property, Common Stock and/or other securities having the requisite value, and require payment of all or any requisite portion of the Purchase Price. To the extent that the Company determines that some action need be taken pursuant to clauses (i),
                  (ii), or (iii) of the proviso of this subparagraph (b), a Super Majority of the Whole Board may suspend the exercisability of the Rights for a period of up to 45 days following the date on which the Flip-In Event shall have occurred, in order to decide the appropriate form of distribution to be made pursuant to the above proviso and to determine the value thereof. In the event of any suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at the time the suspension is no longer in effect.

                  4.  Section 13(n) is amended to read as follows:

                           (a) The Company covenants and agrees that, after
                  the Stock Acquisition Date, it will not, except as permitted by Section 23 or Section 26 hereof, take any action the purpose or effect of which is to diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights, unless such action is approved by a Super Majority of the Whole Board.


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                                                                     Exhibit 4.4

                  5.  Section 21 is amended and restated as follows:

                  Section 21.  Change of Rights Agent.
                               ----------------------

                           (a) Resignation. The Rights Agent or any
                               -----------
                  successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company, and to each transfer agent of the Common Stock and Preferred Stock by registered or certified mail, and to the holders of the Right Certificates by first-class mail.

                           (b) Removal by Company. The Company may remove
                               ------------------
                  the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and Preferred Stock, by registered or certified mail, and to the holders of the Right Certificates by first-class mail.

                           (c) Replacement. If the Rights Agent resigns or
                               -----------
                  is removed or otherwise becomes incapable of acting, the Company shall appoint a successor Rights Agent. If the Company fails to appoint a successor Rights Agent within 30 days after giving the Rights Agent notice of its removal, or within 30 days after receiving written notice of the resignation or incapacity of the Rights Agent from the Rights Agent or a holder of a Right Certificate (who shall, with its notice, submit its Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent.

                           (d) Qualifications. Any successor Rights Agent,
                               --------------
                  whether appointed by the Company or by a court, shall: (i) be a trust company or banking corporation organized in any of the United States and doing business in good standing under the laws of the United States or of the State of Missouri or of the State of New York ; (ii) be authorized to do business as a trust company or banking institution in the State of Missouri or the State of New York; (iii) be subject to supervision or examination by federal or state authority; and (iv) have, at the time of its appointment as Rights Agent, a combined capital and surplus of at least $10,000,000.

                           (e) Succession Procedures. After appointment, the
                               ---------------------
                  successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of the appointment of the successor Rights Agent, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock and the Preferred Stock, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any


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                                                                     Exhibit 4.4


                  defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

                  6.  Section 26 is amended to read as follows:

                           Section 26. Supplements and Amendments. The
                                       --------------------------
                  Company and the Rights Agent may from time to time supplement or amend this Agreement without the approval of any holders of Right Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein or to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates other than an Acquiring Person; provided, however, that this Agreement may not be supplemented or amended in any way unless approved by a Super Majority of the Whole Board, and provided further that no amendment or supplement may be made if the effect would be to extend or shorten the redemption period after the Stock Acquisition Date or change the Purchase Price or the Redemption Price.

                  B. As promptly as practicable following the date of this Third Amendment, the Company shall cause: (i) a summary of this Third Amendment and a revised Summary of Rights reflecting this Amendment to be sent by first-class postage prepaid mail to each holder of record of Common Stock as of the close of business on the date hereof, at the address of such holder as shown on the records of the Company, (ii) the legend on the certificates for the Common Stock referring to the Rights Agreement to be supplemented so as to make reference to this Amendment, and (iii) the form of Rights Certificate (attached as Exhibit B to the Rights Agreement) to be supplemented to make reference to this Amendment.

                                  * * * * *



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                                                                    Exhibit 4.4

                  IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective corporate seals to be hereto affixed and attested, all as of the date and year first above written.


    Attest:                                    KELLWOOD COMPANY


By:          /s/ Ann Quirin               By:          /s/ Hal J. Upbin
     -----------------------------------       ---------------------------------
     Name: Ann Quirin                          Name: Hal J. Upbin
                                               Title: Chairman of the Board,
                                               President and CEO





    Attest: AMERICAN STOCK TRANSFER & TRUST COMPANY, INC., as successor in interest to
                                               Boatmen's Trust Company to the
                                               obligations of Rights Agent
                                               under this Agreement


By:          /s/ Susan Silber              By:       /s/ Herbert J. Lemmer
     ----------------------------------        ---------------------------------
     Name: Susan Silber                        Name: Herbert J. Lemmer
     Title: Assistant Secretary                Title: Vice President